Exhibit 99.1

7887 E. Belleview Ave.

Suite 500

Greenwood Village, CO 80111

(720)287-3093

Assure Holdings Announces Partnership with Hayden IR

DENVER, July 6, 2022 (GLOBE NEWSWIRE) -- Assure Holdings Corp. (the “Company” or “Assure”) (NASDAQ: IONM), a provider of intraoperative neuromonitoring (“IONM”) and remote neurology services has retained Hayden IR, LLC to broaden Assure’s awareness within the investor and financial community and support the Company’s investor relations program.

John A. Farlinger, Assure’s executive chairman and CEO, said, “We engaged Hayden IR to help us expand our outreach and exposure to the investment community as well as assist with communicating our progress as we continue to grow our business.”

Brett Maas, Managing Partner at Hayden IR, said, "We are excited to introduce Assure to our extensive network of investment professionals. We look forward to working with Assure as they continue to build a telehealth remote neurology services business with exceptional capabilities in IONM and numerous adjacent markets.”

About Assure Holdings

Assure Holdings Corp. is a best-in-class provider of outsourced intraoperative neuromonitoring and remote neurology services. The Company delivers a turnkey suite of clinical and operational services to support surgeons and medical facilities during invasive procedures that place the nervous system at risk including neurosurgery, spine, cardiovascular, orthopedic and ear, nose and throat surgeries. Assure employs highly trained technologists that provide a direct point of contact in the operating room. Physicians employed through Assure subsidiaries simultaneously monitor the functional integrity of patients’ neural structures throughout the procedure communicating in real-time with the surgeon and technologist. Accredited by The Joint Commission, Assure’s mission is to provide exceptional surgical care and a positive patient experience. For more information, visit the company’s website at www.assureneuromonitoring.com.

7887 E. Belleview Ave.

Suite 500

Greenwood Village, CO 80111

(720)287-3093

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of applicable securities laws, including, but not limited to comments with respect to: the performance of Hayden IR in assisting the Company with communicating progress of the Company’s business and expectations with respect to the Company’s growth and development and the quality and results of future services. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to: the uncertainty surrounding the spread of COVID-19 and the impact it will have on the Company’s operations and business, its remote neurology business, and economic activity in general; and risks and uncertainties discussed in our most recent annual and quarterly reports filed with the United States Securities and Exchange Commission, including our annual report on Form 10-K filed on March 14, 2022, and available on the Company’s EDGAR profile at www.sec.gov, which risks and uncertainties are incorporated herein by reference. Except as required by law, Assure does not intend, and undertakes no obligation, to update any forward-looking statements to reflect, in particular, new information or future events.

Contact

Scott Kozak, Investor and Media Relations
Assure Holdings Corp.
(720) 617-2526

Scott.Kozak@assureiom.com